Ex. 10.16
SLEEP NUMBER EXECUTIVE DEFERRAL PLAN
(2019 Restatement)
First Declaration of Amendment

Pursuant to Article 6 of the “Sleep Number Executive Deferral Plan (2019 Restatement)” (the “Plan”), the undersigned amends the Plan pursuant to this First Declaration of Amendment (the “Amendment”) as set forth below. This Amendment is effective as of January 1, 2026 (the “Effective Date”).

FIRST: Section 4.10 (Six-Month Suspension for Specified Employees) is deleted in its entirety and restated as follows:

“4.10     Six-Month Suspension for Specified Employees; Participants as Specified Employees on and after January 1, 2026.
(a)    For amounts deferred or contributed into the Plan prior to January 1, 2026. If a Participant is a Specified Employee on his or her Termination Date, distribution under this Plan made on account of such Participant's Termination of Employment will be suspended and not made (in the case of a lump sum payment) or the annual payments will not commence (in the case of annual installment payments) until the first date following the end of the six-month period following the Participant's Termination Date (and with respect to annual installment payments each payment thereafter will be made on the twelve month anniversary of such commencement date). For this purpose, a “Specified Employee” means a Participant who, on his or her Termination Date, is a 'key employee' (as defined below), and the Company or an Affiliate has stock that is traded on an established securities market (within the meaning of Code Section 409A(a )(2)(B)). The Participant is a 'key employee' during the twelve (12) month period beginning on the April 1 immediately following a calendar year at any time during which such Participant was a key employee as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) of the Company or an Affiliate. A Participant will not be treated as a Specified Employee if he or she would not be a 'specified employee' as defined under Treasury regulations issued under Code Section 409A.

(b)    For amounts deferred or contributed into the Plan on or after January 1, 2026 (including with respect to elections made prior to January 1, 2026 but which become effective on or after January 1, 2026). All Participants shall be treated as a Specified Employee (whether or not the Participant would otherwise be a ‘key employee’ as defined above) on his or her Termination Date such that distribution under this Plan made on account of such Participant's Termination of Employment will be suspended and not made (in the case of a lump sum payment) or the annual payments will not commence (in the case of annual installment payments) until the first date following the end of the six-month period following the Participant's Termination Date (and with respect to annual installment payments each payment thereafter will be made on the twelve month anniversary of such commencement date). A Participant will be treated as a Specified Employee even if he or she would not be a 'specified employee' as defined under Treasury regulations issued under Code Section 409A.”

Ex. 10.16
SECOND: In all other respects, the Plan is hereby ratified and confirmed.

The undersigned has caused this Amendment to be executed by its duly authorized officer this December 29, 2025 day to be effective as of the Effective Date.

SLEEP NUMBER CORPORATION

/s/ Christopher Krusmark
By:	Christopher Krusmark
EVP